As filed with the Securities and Exchange Commission on August 30, 2002
                                                          File No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        --------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
 ------------------------------------------------------------------------------
                               AuGRID Corporation
               (Exact Name of Issuer as Specified in its Charter)

                             Augrid of Nevada, Inc.
                             (Former name of Issuer)

           Nevada                                         88-0219656
  (State or Other Jurisdiction of                      (I.R.S. Employer
  Incorporation or Organization)                     Identification Number)

                              2275 East 55th Street
                              Cleveland, Ohio 44103
                                 (216) 426-1589
                   (Address, including zip code, and telephone
                     number of Principal Executive Offices)


                     Consulting Agreement with Farhad Walji
                    Consulting Agreement with Joseph Giordano
                    Consulting Agreement with Kent Carasquero
                      Consulting Agreement with Adil Virani
                    Consulting Agreement with Agincourt, Inc.
                         (Full Titles of the Agreements)

      Mary F. Sloat-Horoszko                    Copies to:
       2275 East 55th Street               James G. Smith, Esq.
       Cleveland, Ohio 44103             75 Maiden Lane, 3rd Floor
          (216) 426-1589                    New York, NY 10038
                                              (212) 402-7820
   (Name, address, including zip
    code, and telephone number,
      including area code, of
        agent for service)

                         CALCULATION OF REGISTRATION FEE



Title of                     Proposed          Proposed
Securities                   Maximum           Maximum
to be        Amount to       Offering Price    Aggregate        Amount of
Registered   Be Registered   Per Share*        Offering Price*  Registration Fee
----------   -------------   --------------    ---------------  ---------------
Common
Stock          1,203,000        $0.15             $ 180,450         $ 17.00


* Determined in accordance with Rule 457(h), the registration fee calculation is based on the average of the high and low prices of the Company's Common Stock reported on the National Association of Securities Dealers Over-the-Counter Bulletin Board on August 29, 2002.

           PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1   Plan Information

     The documents constituting Part I of this Registration Statement will be sent or given to parties to their respective Agreements as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

Item 2   Registrant Information

     Upon written or oral request, AuGRID Corporation (the "Company") will provide, without charge, the documents incorporated by reference in Item 3 of
Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information should be directed to Mary F. Sloat-Horoszko at the address on the
cover  of  this  Registration   Statement.


             PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3  Incorporation of Documents by Reference

     The following documents have been filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are deemed to be a part hereof from the date of the filing of such documents:

(1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001;

(2) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002;

(3) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002;

(4) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2001;

(5) The description of Common Stock contained in the Company's Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description; and

(6) All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.


     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4 Description of Securities. Not Applicable.

Item 5 Interests of Named Experts and Counsel. Not Applicable.

Item 6 Indemnification of Directors and Officers.

     Nevada law provides that a director or an officer of a corporation will not be personally liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Nevada law provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. However, indemnification is not available to such person if (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

     The Nevada General Corporation Law provides that the foregoing provisions are not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     The Company's bylaws provide that the Company is required to indemnify each director, officer and employee against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him in connection with any proceeding to which he may be made a party, or in which he may become involved, by reason of being or having been a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, whether or not he is a director, officer, employee or agent at the time such expenses are incurred, unless he is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties. In the event of a settlement, the Company will indemnify him only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Company.

     The Company's bylaws also permit the Company to obtain insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity.

Item 7   Exemption from Registration Claimed.  Not Applicable.
Item 8   Exhibits.

Exhibit
Number     Description
------     -----------

3.1 Articles of Incorporation of the Company filed with the Nevada Secretary of State on August 4, 1995 and incorporated by reference to
          Exhibit 3(i) to the Company's Form 10-QSB, filed with the Commission on June 13, 2001.

3.2 Certificate of Amendment of Articles of Incorporation of the Company filed with the Nevada Secretary of State on March 18, 1998 and incorporated by reference to Exhibit 3(ii) to the Company's Form 10-QSB, filed with the Commission on June 13, 2001.

3.3 By-Laws of the Company adopted August 4, 1995 and incorporated by reference to Exhibit 3 to the Company's Form 10-SB, filed with the Commission on December 27, 1999.

5.1       Opinion of James G. Smith, Esq.

23.1      Consent of James G. Smith, Esq. (included in Exhibit 5.1)

23.2      Consent of Henry L. Creel Co., Inc.

99.1      Consulting Agreement with Farhad Malji

99.2      Consulting Agreement with Joseph Giordano

99.3      Consulting Agreement with Kent Carasquero

99.4      Consulting Agreement with Adil Virani

99.5      Consulting Agreement with Agincourt, Inc.


Item 9      Undertakings.

1.       The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on August 29, 2002.

                            AuGRID Corporation

                            By:  /s/ M.J. SHAHEED
                                 ----------------
                                 M. J. Shaheed, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of August 29, 2002.

    Signatures                        Title                      Date
---------------------       ----------------------------      -----------------

/s/ M.J. SHAHEED            Chairman of the Board,             August 29, 2002
--------------------------  President and Chief Executive
M. J. Shaheed               Officer


/s/ MARY F. SLOAT-HOROSZKO  Treasurer/Secretary                August 29, 2002
--------------------------  Director
Mary F. Sloat-Horoszko


/s/ ESSA MASHNI             Director                           August 29, 2002
--------------------------
Essa Mashni


/s/ CECIL WEATHERSPOON      Director                           August 29, 2002
--------------------------
Cecil Weatherspoon


/s/ EARLE B. HIGGINS        Director                           August 29, 2002
--------------------------
Earle B. Higgins

                                  EXHIBIT INDEX
                                       TO
                       REGISTRATION STATEMENT ON FORM S-8

Exhibit
Number                    Description


3.1 Articles of Incorporation of the Company filed with the Nevada Secretary of State on August 4, 1995 and incorporated by reference to
          Exhibit 3(i) to the Company's Form 10-QSB, filed with the Commission on June 13, 2001.

3.2 Certificate of Amendment of Articles of Incorporation of the Company filed with the Nevada Secretary of State on March 18, 1998 and incorporated by reference to Exhibit 3(ii) to the Company's Form 10-QSB, filed with the Commission on June 13, 2001.

3.3 By-Laws of the Company adopted August 4, 1995 and incorporated by reference to Exhibit 3 to the Company's Form 10-SB, filed with the Commission on December 27, 1999.

5.1       Opinion of James G. Smith, Esq.

23.1      Consent of James G. Smith, Esq. (included in Exhibit 5.1)

23.2      Consent of Henry L. Creel Co., Inc.

99.1      Consulting Agreement with Farhad Walji

99.2      Consulting Agreement with Joseph Giordano

99.3      Consulting Agreement with Kent Carasquero

99.4      Consulting Agreement with Adil Virani

99.5      Consulting Agreement with Agincourt, Inc.

Exhibit 5.1
Opinion of Counsel

James G. Smith                                         75 Maiden Lane, 3rd Floor
Attorney at Law                                         New York, New York 10038
                                               (212) 402-7820 Fax (212) 202-6424
                                                              jsmith@gso-law.com

                                 August 30, 2002

AuGRID Corporation
2275 East 55th Street
Cleveland, Ohio 44103

       Re:      Form S-8 Registration Statement
                Consulting Agreement with Farhad Walji
                Consulting Agreement with Joseph Giordano
                Consulting Agreement with Kent Carasquero
                Consulting Agreement with Adil Virani
                Consulting Agreement with Agincourt, Inc.

Ladies and Gentlemen:

            I have acted as counsel for AuGRID Corporation, a Nevada corporation, formerly known as AuGRID of Nevada, Inc. (the "Corporation"), in connection with the referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 1,203,000 shares of the Corporation's Common Stock, $0.001 par value ("Common Stock"), that may be issued pursuant to the agreements as set forth above (each an "Agreement" and collectively the "Agreements"). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

            I have examined the Articles of Incorporation of the Corporation, as amended, the Bylaws of the Corporation, as amended, records of proceedings of the Board of Directors of the Corporation deemed by me to be relevant to this opinion letter, the Registration Statement and other documents and agreements I deemed necessary for purposes of expressing the opinion set forth herein. I also have made such further legal and factual examinations and investigations as I deemed necessary for purposes of expressing the opinion set forth herein.

            As to certain factual matters relevant to this opinion letter, I have relied upon certificates and statements of officers of the Corporation and certificates of public officials. I have made no independent investigation with regard thereto, and, accordingly, I do not express any opinion as to matters that might have been disclosed by independent verification.

            This opinion letter is provided to the Corporation and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without my express written consent. The only opinion rendered by me consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated.

            I am admitted to practice law in the State of New York, and I render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of New York and, with respect to the validity of corporate action and the requirements for the issuance of the Common Stock, of the General Corporation Law of the State of Nevada, Nevada Revised Statutes, Chapter 78.

            Based on the foregoing, it is my opinion that the 1,203,000 shares of Common Stock covered by the Registration Statement and to be issued pursuant to the Agreements, when issued in accordance with the terms and conditions of the Agreements, will be legally issued, fully paid and non-assessable.

            I consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                         Sincerely,

                                                         /s/ JAMES G. SMITH
                                                         ------------------
                                                         James G. Smith

Exhibit 23.2
Consent of Independent Accountants

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2002, as revised on June 6, 2002 relating to the financial statements which appears in AuGRID of Nevada, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2001.

/s/ Henry L. Creel Co., Inc.
Cleveland, Ohio
August 28, 2002

Exhibit 99.1

                                  FEE AGREEMENT

This FEE AGREEMENT (the "Agreement") is between AuGRID Corporation (herein after the "Client" or the "Company") having an address at, 2275 East 55th Street Cleveland, Ohio 44103, and Farhad Walji ("Walji or Consultant") whose address is 7842 Woodhurst Drive, Burnaby, B.C., V5A 4E6.

Walji has heretofore provided certain services to the Company and has agreed to continue to provide necessary, non-promotional, services to Client with respect to the day-to-day operation of the Company. This agreement is made subsequent to services having been provided by Walji to the Company.

To protect both of the parties and to comply with professional obligations, we have already discussed with each other and resolved any potential conflicts of interest with present or former clients. The services, which Walji provides, are in accordance with the following terms and conditions:

1.       Services to be Rendered

Client has retained Walji for the purpose of assisting the Company in the conduct of its business, including its day-to-day operations. It is contemplated that the services to be rendered by Walji will include, but not necessarily be limited to:

o             Management of Accounts Receivable
o             Management of Accounts Payable
o             Dealing with Company creditors
o             Liaison with Company Accountants
o             Liaison with Company Lawyers
o             Liaison with Transfer Agent
o             Interfacing with Company directors and officers

Walji duties shall also consist of devoting at least 25 hours a week to the Company's projects.

The Company shall be solely responsible for the substantive content of any SEC filings and the truthfulness of all statements made therein. Walji's services shall be to assist the Company in gathering, editing and formatting the information for the Clients Exchange Act filings, which may be necessary to complete the filing and formatting of the information provided by the Client so that it is presented in compliance with the rules and regulations adopted by the SEC.

2.       Fees

Fees charged herein are based upon the reasonable value of Walji's services as heretofore agreed to by the parties. Fees are based on the rates normally charged by Walji.

Walji's normal fee is Ten Thousand Dollars ($10,000) per month. It is anticipated that Client and Walji may agree on fixed fees for special projects from time to time. The fee arrangements for special projects will be agreed to in writing from time to time. The duration of this contract shall be for twelve months and the company has the right to cancel the contract at any time but must pay the consultant for services for the first three months in advanced with no ability to rescind the contract for that three-month time frame once this contract has started. After the first three months has ending the Consultant shall be on a month-to-month payment schedule. The consultant understands that if the Company is not happy with the services for any reason the Company has the right to cancel this agreement any time previous to the start of a new month of employment. The dollar amount of this contract shall be a total of ONE HUNDRED TWENTY THOUSAND ($120,000). After the first three months employment the Consultants compensation shall be based on the current market price of the Company's stock on the day of issuance. If the Company does not renew this contract in writing by the 300th day then the contract is deemed to be ended and all fees shall end.

Client and Walji have agreed that upon signing of this contract that a THIRTY THOUSAND DOLLARS payment shall be rendered to the Consultant for the first three months of services. The fee for the first three months will be paid to Walji in the form of Three Hundred Thousand (300,000) shares of the $0.001 par value common stock of the Company. The Company shall at its discretion after the first payment and service cycle has been complete have the right to either pay the Consultant in cash or stock for services.

Client understands Walji's services as set forth herein and that any work requested by the Company on other projects, which may be performed in the future, will be separately billed at Walji's normal billing rate, including the billing for services performed by Walji's assistants. Client further understands that during the course of Walji's engagement, it may be necessary or advisable for Walji to delegate various portions of this matter to others and Client agrees to such delegation of tasks, and the payment of the cost thereof, as Walji may believe is advisable or necessary.

Services performed subsequent to the signing of this agreement will be billed at normal billing rates as set forth herein.

Walji has not been engaged to perform, nor will Walji agree to perform any Investor Relations or Promotional services in connection with the services to be provided to the Company. It is mutually understood and agreed that any fees for services that are in connection with a capital raising transaction shall be paid in cash.

3.       Costs and Expenses

Client understands that in the course of any subsequent representation, it may be necessary for Walji to incur certain costs or expenses. Client will reimburse Walji for certain costs or expenses actually incurred and reasonably necessary for completing the assigned matter, as long as the charges for costs and expenses are competitive with other sources of the same products or services. More particularly, Client will reimburse Walji in accordance with the following guidelines:

          A. Computer Related Expenses. Client will reimburse Walji for computerized research and research services. However, any charges over $500 will require prior approval. Client also encourages Walji to utilize computer services, which will enable Walji to more efficiently manage the project.

          B. Travel. Client will reimburse Walji for expenses in connection with out of town travel. However, Client will only reimburse for economy class travel and, where necessary, for the reasonable cost of a rental car. All related travel expenses, i.e., lodging and meals, must be reasonable under the circumstances.

          C. Filing Fees & Court Costs. Client will reimburse Walji for expenses incurred in connection with filing fees and court costs, if any, but will not be responsible for sanctions or penalties imposed due to the conduct of Walji.

4.       Billing

Client agrees to satisfy Walji's fees by way of the issuance by the Client of Three Hundred Thousand (300,000) shares of Client's common stock (the "Fee Shares"), which Fee Shares shall be issued in Walji's name, or as designated by him, and delivered to Walji within five (5) business days of the signing of this Agreement. Subsequent billings shall be paid within twenty days of the billing date. Client shall have the option of paying subsequent billing by issuing sufficient free trading shares to Walji which when sold will satisfy the amount owed. Walji has not been engaged to perform, nor will Walji agree to perform any services in connection with a capital raising transaction in exchange for shares. It is mutually understood and agreed that any fees for services that are in connection with a capital raising transaction shall be paid in cash.

Registration of Client Shares

No later than ten (10) days following the date hereof as to the Fee Shares and the Option, Client will cause such shares to be registered with the Securities and Exchange Commission under a Form S-8 or other applicable registration statement, and it shall cause such registration statement to remain effective at all time while Walji holds such shares. At Walji's election, such shares may be issued prior to registration in reliance on exemptions from registration provided by Section 4(2) of the Securities Act of 1933 (the "33 Act"), Regulation D of the '33 Act, and applicable state securities laws.

5.       Involvement of Client

Client expects to be kept closely involved with the progress of Walji's services in this matter. Walji will keep Client informed of all material developments in this matter, and, in the case of litigation or administrative proceedings will provide sufficient notice to enable a representative to attend meetings, conferences, hearings and other proceedings. A copy of all correspondence in the course of Walji's services will be forwarded to Client.

There may be times when Walji will need to obtain information from Client. All requests for access to documents, employees, or other information shall be granted without unreasonable delay. At the conclusion of this matter, all documents obtained shall be returned upon request.

6.       Waiver of Certain Conflicts.

Because Walji's representation is limited in scope, Client has agreed that, subject to conditions described below, Walji may represent, now and in the future, other persons and entities. In particular, Client has agreed that while Walji is representing Client in active pending matters, he may represent other clients in any matter adverse to Client (or Client's affiliates), provided that the matters (a) are not substantially related to active matters Walji is working on for Client, (b) do not involve situations where Walji has obtained confidential information from Client that is material to the new matter(s), and
(c) do not involve litigation against Client. In addition, if Walji's representation of Client is terminated, he may thereafter represent others with interests adverse to Client's interests (even in litigation), provided that the representation does not involve confidential information Walji has obtained from Client that is material to those matters. By executing this Agreement Client is confirming the above and agreeing to waive any conflict of interest that arises in such situations.

7.       Termination

Client shall have the right to terminate Walji's engagement by written notice at any time. Walji has the same right to terminate this engagement, subject to an obligation to give Client reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions. Walji will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new firm. Terms of the termination have been set forth in section 2 above.

8.        Records and Files Retention.

All records and files will be retained and disposed of in compliance with Walji's policy in effect from time-to-time. Subject to future changes, it is Walji's current policy not to retain records relating to a matter for more than three (3) years from the date the matter is opened. Upon your prior written request, I will return records to you prior to their destruction. It is not administratively feasible to advise you of the closing of a matter or the disposal of records. It is recommended, therefore, that you maintain your own files for reference at the conclusion of this matter. If you have any questions concerning records retention policies, please contact Walji.

9.       No Guarantee of Success.

It is impossible to provide any promise or guarantee about the outcome of Client's matter. Nothing in this Agreement or any statements by Walji or his assistants in dealing with the Client's matters constitute a promise or guarantee. Any comments about the outcome of the Client's matters are expressions of opinion only.

10.      Walji's Fees.

This Agreement is governed by the laws of British Columbia and sets forth the entire agreement between the parties for rendering of the services, including professional services, which may occur pursuant to the terms of this agreement. All prior agreements or understandings of the parties have been and are merged herein. This agreement can be amended or modified only in writing. Each party signing below is jointly and severally responsible for all obligations due to Walji and represents that each has full authority to execute this Agreement so that it is binding. This Agreement may be signed in one or more counterparts and binds each party signing it whether or not any other proposed signatory ever executes it. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability shall not affect other provisions or applications, and to this end the provisions of this Agreement are declared to be severable.

"Client"
AuGRID Corporation
2275 East 55th Street Cleveland, Ohio 44103

Dated: August 26, 2002


By: /s/ MJ SHAHEED
MJ Shaheed CEO President


Consultant
7842 Woodhurst Drive, Burnaby, B.C., V5A 4E6


Dated: August 26, 2002


By: /s/ FARHAD WALJI
Farhad Walji

Exhibit 99.2


                                 Joseph Giordano
                                8 Plainfield Ave
                           East Rockaway New York 1151

Tel.:    (516) 742-7406
Cell:    (516) 850-1250

Email:   JGiordano41@AOL.com


                                                  August 29, 2002


MJ Shaheed
AuGrid Corporation
2275 East 55th St.
Cleveland Ohio

                  Re:      AuGrid Corporation (the "Company")

Dear MJ:

         Please accept this letter as written confirmation of the fact that the Company has formally retained me to assist the Company with respect to locating possible business relationships for the sales of the Company's products.

         Any and all disbursements I incur in connection with my services herein, and in which the Company approves in writing in advance, will be billed to the Company directly, prior to incurring it during the course of this agreement. This agreement will be in force for one calendar year commencing on the date of this signed letter. My fee shall consist of 128,000 shares of the Company's common stock, which shall be registered under Form S-8. I look forward to continuing the relationship that we have set forth.

         I believe that the foregoing correctly sets forth our understanding and, if you concur, please indicate your acceptance of the terms and conditions by signing and returning the original copy of this agreement.

                                                              Very truly yours,

                                                             /s/ Joseph Giordano
Accepted and Agreed to:


/s/ MJ SHAHEED
--------------------------
MJ Shaheed, CEO/ President
Dated: 8/29/02

Exhibit 99.3

                              CONSULTING AGREEMENT

This Consulting AGREEMENT (the "Agreement") is between AuGRID Corporation (herein after the "Client" or the "Company") and Kent Carasquero ("Consultant") whose address is 7th Floor - 1006 Beach Avenue, Vancouver, B.C. V6E 1T7.

WHEREAS, Consultant has experience in writing press releases, preparing public registration statements, drafting public reporting filings, evaluating business opportunities, effecting mergers and acquisitions, advising corporate management, and in performing general administrative duties for publicly-held companies and development stage investment ventures; and

WHEREAS, the Company desires to retain Consultant to assist the Company in its development on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Consultant agree as follows:

1.       Engagement

         The Company hereby retains Consultant, effective as of the date hereof (the "Effective Date") and continuing until termination, as provided herein, to assist the Company in evaluating business opportunities, introducing Company to potentially new distributors of the Companies products, new potential product lines, new technology in development and performing general administrative duties in order to assist the Company in its plans and future (the "Services"). The Services are to be provided on a "best efforts" basis by Consultant; provided, however, that the Services will expressly exclude all legal advice, accounting services or other services which require licenses or certification, which Consultant may not have.

2.       Term

         This Agreement will have a term of six (6) months (the "Term"), commencing with the Effective Date. The Company shall have the right to cancel the consultant's services at any time after the first two months of the contract have been completed. Any notice to terminate given hereunder will be in writing and will be delivered at least thirty (30) days prior to the end of the Term.

3.       Time and Effort of Consultant

         Consultant will allocate time, as he deems necessary to provide the Services. The particular amount of time may vary from day to day or week to week. Except as otherwise agreed, Consultant's monthly statement identifying, in general, tasks performed for the Company will be conclusive evidence that the Services have been performed. Additionally, in the absence of willful misfeasance, bad faith, negligence or reckless disregard for the obligations or duties hereunder by Consultant, Consultant will not be liable to the Company or any of its shareholders for any act or omission in the course of or connected with rendering the Services.

4.       Compensation

         The Company agrees to pay Consultant a fee of $12,500 per month with two months paid up front which totals Two Hundred thousand (250,000) shares of the Company's common stock registered pursuant to S-8 or other applicable registration with the Securities and Exchange Commission for the Services ("Consulting Fee") fee, these shares will be delivered within five (5) days after the execution hereof. All shares transferred are considered fully earned and non-assessable as of the date delivered. After the first two months the Consultant will be paid on a per month basis. The basis of the compensation shall be determined by the price of the stock the day before issuance.

5.       Registration of Shares

         Company agrees that any shares issued to satisfy the Consulting Fee hereunder will be registered by the Company with the Securities and Exchange Commission under any subsequent applicable registration statement filed by the Company. Such issuance or reservation of shares will be in reliance on representations and warranties of Consultant set forth herein.

6.       Costs and Expenses

         All third party and out-of-pocket expenses incurred by Consultant in the performance of the Services will be paid by the Company, or Consultant will be reimbursed if paid by Consultant on behalf of the Company, within ten (10) days of receipt of written notice by Consultant, provided that the Company must approve in advance all such expenses in excess of $500 per month.

7.       Place of Services

         The Services provided by Consultant hereunder will be performed at Consultant's offices except as otherwise mutually agreed by Consultant and the Company.

8.       Independent Contractor

         Consultant will act as an independent contractor in the performance of its duties under this Agreement. Accordingly, Consultant will be responsible for the payment of all federal, state, and local taxes on compensation paid under this Agreement, including income and social security taxes, unemployment insurance, and any other taxes due, and any and all business license fees as may be required. This Agreement neither expressly nor implicitly creates a relationship of principal and agent, or employee and employer, between Consultant and the Company. Consultant is not authorized to enter into any agreements on behalf of the Company.

9.       No Agency Express or Implied

         This Agreement neither expressly nor impliedly creates a relationship of principal and agent between the Company and Consultant, or employee and employer.

10.      Termination

         The Company and Consultant may terminate this Agreement prior to the expiration of the Term upon thirty (30) days written notice with mutual written consent. Failing to have mutual consent, without prejudice to any other remedy to which the terminating party may be entitled, if any, either party may terminate this Agreement with thirty (30) days written notice under the following conditions:

         (A)      By the Company.
                  --------------

                  (i) If during the Term of this Agreement, Consultant is unable to provide the Services as set forth herein for thirty (30) consecutive business days because of illness, accident, or other incapacity of Consultant; or,

         (B)      By Consultant.
                  --------------

                  (i) If the Company breaches this Agreement by failing to pay the Consulting Fee or provide information required hereunder; or,

                  (ii) If the Company ceases business or, other than in an Initial Merger, sells a controlling interest to a third party, or agrees to a consolidation or merger of itself with or into another corporation, or enters into such a transaction outside of the scope of this Agreement, or sells substantially all of its assets to another corporation, entity or individual outside of the scope of this Agreement; or,

                  (iii) If the Company subsequent to the execution hereof has a receiver appointed for its business or assets, or otherwise becomes insolvent or unable to timely satisfy its obligations in the ordinary course of business, including but not limited to the obligation to pay the Consulting Fee; or,

                  (iv) If the Company subsequent to the execution hereof institutes, makes a general assignment for the benefit of creditors, has instituted against it any bankruptcy proceeding for reorganization for rearrangement of its financial affairs, files a petition in a court of bankruptcy, or is adjudicated a bankrupt; or,

                  (v) If any of the disclosures made herein or subsequent hereto by the Company to Consultant are determined to be materially false or misleading.

         In the event Consultant elects to terminate without cause or this Agreement is terminated prior to the expiration of the Term by mutual written agreement, the Company will only be responsible to pay Consultant for unreimbursed expenses up to the effective date of termination and the Consulting Fee. If this Agreement is terminated by the Company for any other reason, or by Consultant for reasons set forth in B (i) through (v) above, Consultant will be entitled to any outstanding unpaid portion of reimbursable expenses.

11.      Indemnification
         Subject to the provisions herein, the Company and Consultant agree to indemnify, defend and hold each other harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from any action or a breach of any representation, warranty, covenant, condition, or agreement of the other party.

12.      Remedies

         Consultant and the Company acknowledge that in the event of a breach of this Agreement by either party, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations will be enforceable in a court of equity by a decree of specific performance. Such remedy, however, will be cumulative and nonexclusive and will be in addition to any other remedy to which the parties may be entitled.

13.      Miscellaneous

         (A) Subsequent Events. Consultant and the Company each agree to notify the other party if, subsequent to the date of this Agreement, either party incurs obligations, which could compromise its efforts, and obligations under this Agreement.

         (B) Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

         (C) Further Actions and Assurances. At any time and from time to time, each party agrees, at its or their expense, to take actions and to execute and deliver documents as may be reasonably necessary to effectuate the purposes of this Agreement.

         (D) Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or noncompliance with this Agreement will be held to be a waiver of any other or subsequent breach or noncompliance.

         (E) Assignment. Neither this Agreement nor any right created by it will be assignable by either party without the prior written consent of the other.

         (F) Notices. Any notice or other communication required or permitted by this Agreement must be in writing and will be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, or when sent by facsimile transmission charges prepared, provided that the communication is addressed:

                  (i)  In the case of the Company: AuGrid Corporation, Inc.
                                                   2275 East 55th Street
                                                   Cleveland, Ohio, 44103
                                                   Telephone: (216) 426-1589
                                                   Telefax: (216) 426-1589
                                                   MJ Shaheed: President & CEO

                  (ii) In the case of Consultant:  Kent Carasquero
                                                   7th Floor - 1006 Beach Avenue
                                                   Vancouver, B.C., V6E 1T7
                                                   Telephone: (604) 801-6300

or to such other person or address designated in writing by the Company or Consultant to receive notice.

         (G) Headings. The section and subsection headings in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

         (H) Governing Law. This Agreement shall be governed by the internal laws of the State of New York, and the United States of America, notwithstanding any conflict-of-law provision to the contrary.

         (I) Binding Effect. This Agreement will be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

         (J) Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

         (K) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement will remain in full force and effect.

         (L) Counterparts. A facsimile, telecopy, or other reproduction of this Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, by one or more parties hereto and such executed copy may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. In this event, such execution and delivery will be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

         (M) Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date above written.

The "Company"                                                 "Consultant"

AuGRID Corporation                                            Kent Carasquero

By: /s/ MJ SHAHEED                                           /s/ KENT CARASQUERO
MJ Shaheed, President and CEO                                Kent Carasquero

Exhibit 99.4
                                    AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made effective this 27th day of August 2002, by and between Adil Virani ("Consultant") whose address is Suite 1601 - 193 Aquarious Mews, Vancouver, B.C., V6Z 2Z2 and AuGRID Corporation, Inc. a corporation with its offices located 2275 East 55th Street, Cleveland, Ohio, 44103 (the "Company").

Consultant has agreed to provide necessary, non-promotional, services to Client with respect to the day-to-day operation and development of the Company's Technology related strategy. To protect both of the parties and to comply with professional obligations, we have already discussed with each other and resolved any potential conflicts of interest with present or former clients. The services, which Consultant provides, are in accordance with the following terms and conditions:

1.  Services

Client has retained Consultant for the purpose of assisting the Company in the conduct of its business, including its day-to-day operations. It is contemplated that the services to be rendered by Consultant will include, but not necessarily be limited to:

o    Development  of   Brand/Identity  in  the  current  market  place  Work  in
     conjunction with current professional on the creation of new website in progress
o    Coordinate with current system administration on new ideas and development
o    General IT Consulting
o    Computer Related Expenses - computerized research and research services

The Consultant shall perform the duties asked upon within the scope of this contract and agrees to dedicate at a minimum twenty-five hours a week towards the Company's business

It is understood that the services to be provided by Consultant, as agreed to by the parties pursuant to this agreement, shall include, but not be limited to, non-promotional services necessary to assure compliance by the Company with the provisions of the 1933 and 1934 Act, and regulations adopted pursuant thereto. Consultant shall have no responsibility for the accuracy of the substantive representations or representations of fact which are or may be included in documents filed with the Securities and Exchange Commission.

The Company shall be solely responsible for the substantive content of any SEC filings and the truthfulness of all statements made therein. .

2. Compensation

Fees charged herein are based upon the reasonable value of Consultant's services as heretofore agreed to by the parties. Fees are based on the rates normally charged by Consultant.

Client and Consultant have agreed on the payment of a fixed fee for services. The fixed fee of $15,000 per month with 2 months guarantee of the 6-month contract to be paid in advanced. The fixed fee shall be paid to Consultant for services for the first two months and shall be Three Hundred Thousand (300,000) shares. Once the first two months have been completed then the consultant shall be paid on a month-to-month base. The compensation shall be based on the price of the Companies stock the day before the stock is to be issued. The Company reserve the right to pay the Consultant in cash for services provided to the Company after the first two months of the said contract have been completed.

Client further understands that during the course of Consultant's engagement, it may be necessary or advisable for Consultant to delegate various portions of this matter to others and Client agrees to such delegation of tasks, and the payment of the cost thereof, as Consultant may believe is advisable or necessary.

Services performed subsequent to the signing of this agreement will be billed at normal billing rates as set forth herein.

Consultant has not been engaged to perform, nor will Consultant agree to perform any Investor Relations or Promotional services in connection with the services to be provided to the Company. It is mutually understood and agreed that any fees for services that are in connection with a capital raising transaction shall be paid in cash.

3. Costs and Expenses

Client understands that in the course of any subsequent representation, it may be necessary for Consultant to incur certain costs or expenses. Client will reimburse Consultant for certain costs or expenses actually incurred and reasonably necessary for completing the assigned matter, as long as the charges for costs and expenses are competitive with other sources of the same products or services. The Company agrees to pay expenses up to $500 without written consent; above said amount Caraquero needs to get written authorization.

4. Billing

Client shall have the option of paying subsequent billing by issuing sufficient free trading shares to Consultant which when sold will satisfy the amount owed. Consultant has not been engaged to perform, nor will Consultant agree to perform any services in connection with a capital raising transaction in exchange for shares. It is mutually understood and agreed that any fees for services that are in connection with a capital raising transaction shall be paid in cash.

5. Involvement of Client

Client expects to be kept closely involved with the progress of Consultant's services in this matter. Consultant will keep Client informed of all material developments in this matter, and, in the case of litigation or administrative proceedings will provide sufficient notice to enable a representative to attend meetings, conferences, hearings and other proceedings. A copy of all correspondence in the course of Consultant's services will be forwarded to Client.

There may be times when Consultant will need to obtain information from Client. All requests for access to documents, employees, or other information shall be granted without unreasonable delay. At the conclusion of this matter, all documents obtained shall be returned upon request.

6. Waiver of Certain Conflicts.

Because Consultant's representation is limited in scope, Client has agreed that, subject to conditions described below, Consultant may represent, now and in the future, other persons and entities. In particular, Client has agreed that while Consultant is representing Client in active pending matters, he may represent other clients in any matter adverse to Client (or Client's affiliates), provided that the matters (a) are not substantially related to active matters Consultant is working on for Client, (b) do not involve situations where Consultant has obtained confidential information from Client that is material to the new matter(s), and (c) do not involve litigation against Client. In addition, if Consultant's representation of Client is terminated, he may thereafter represent others with interests adverse to Client's interests (even in litigation), provided that the representation does not involve confidential information Consultant has obtained from Client that is material to those matters. By executing this Agreement Client is confirming the above and agreeing to waive any conflict of interest that arises in such situations.

7. Termination

Client shall have the right to terminate Consultant's engagement by written notice at any time but the first two months of this contract sure guaranteed and fee is not refundable. Consultant has the same right to terminate this engagement, subject to an obligation to give Client reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions. Consultant will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new firm.

This Agreement is governed by the laws of the State of New York and sets forth the entire agreement between the parties for rendering of the services, including professional services, which may occur pursuant to the terms of this agreement. All prior agreements or understandings of the parties have been and are merged herein. This agreement can be amended or modified only in writing.

"Client"
AuGRID Corporation

Dated: August 29, 2002

By: /s/ MJ SHAHEED
MJ Shaheed CEO/President


Consultant
Dated: August 29,2002

By: /s/ ADIL VIRANI
Adil Virani

Exhibit 99.5

                                 Agincourt, Inc.
                              CONSULTING AGREEMENT


         AGREEMENT made this 5th day of August, 2002, by and between Augrid of Nevada, Inc. with its principal place of business located at 2275 East 55th Street - 2nd Floor, Cleveland, Ohio 44103 (hereinafter, CLIENT), a Nevada corporation and Agincourt, Inc. with its principal place of business located at 577 Pinto Street, North Babylon, New York 11702 (hereinafter, FIRM), a New York corporation, upon terms and conditions as follows:

         FIRM will be an agent for the foregoing services:
             To facilitate and coordinate new distribution chains.

         FIRM will be available to render all services represented during normal and customary working hours.
         FIRM will at all time render the foregoing, and all other services, on a "best efforts" basis.

         It is understood and agreed to by the CLIENT, its employees, agents, and assignors, that during the term of this AGREEMENT the FIRM shall be CLIENT representative for all the advisory and consulting services set forth hereinabove.

1.       Compensation

a. A non refundable retainer of CLIENT common stock shall be paid by CLIENT to FIRM as follows:
         (i) 225,000 shares of CLIENT common stock free of any legend and fully tradable within 10 days of the effective date of this contract.

b. The stock portion of the retainer referred to in Section "1a(i)", set forth hereinabove shall be delivered to FIRM at 577 Pinto Street, North Babylon, New York 11702, by CLIENT, in a form described in section "1a(i)" above.

c. From time to time FIRM will present for payment, receipts for necessary and reasonable business expenses for any and all tasks assigned by CLIENT to FIRM, or undertaken by FIRM in furtherance of CLIENT business goals and objectives, including but not limited to travel and entertainment, material supplies, filings, press releases, and other professional fees. It is agreed that these expenses which represent "out of pocket" costs, if any, incurred by FIRM in behalf of CLIENT, will be reimbursed by CLIENT on a "forthwith" basis.

d. Failure by CLIENT to perform obligations as per the terms of paragraph 1 - {COMPENSATION} and or any clause pertaining to reimbursement may result in FIRM withholding future services until the compensation is satisfied and current.

2.       Confidentiality

                  FIRM agrees that it will not, without consent, communicate to any individual or business entity information relating to any confidential material which it might from time to time acquire with respect to the business of CLIENT, its affiliates or subsidiaries. This clause shall survive for one year after the termination of this AGREEMENT.

3.       Defense and Indemnification

                  CLIENT agrees, at its sole expense, to defend FIRM, and to indemnify and hold the FIRM harmless from, any claims or suits by a third party against the FIRM or any liabilities or judgments based thereon, either arising from FIRM performance of services for CLIENT under this AGREEMENT or arising from any CLIENT products which result from FIRM performance of general services under this AGREEMENT.

4.       Terms and Termination

                  This AGREEMENT with all rights and privileges pertaining thereto shall be for a term of not less than12 months from the date hereof and shall be deemed automatically renewed upon its same terms and conditions for an additional 12 month period unless, not less than 60 days prior to expiration, either party serves upon the other written notice to terminate. Said notices shall be in conformance with paragraph "5c." set forth herein.

5.       Miscellaneous

a. Any and all work generated on behalf of CLIENT including but not limited to: databases, models, charts and, presentations, is the work product of and shall remain the sole property of FIRM.

b. The relationship created by this AGREEMENT shall be that of independent contractor, and neither FIRM nor CLIENT shall have authority to bind or act as agent for the other or for their respective employees for any purpose, unless specifically agreed to in writing and is executed by an officer of each party.

c. Notice given by one party to the other hereunder shall be in writing and deemed to have been properly given if deposited with the United States Postal Service, registered or certified mail, addressed as follows:



         CLIENT   Augrid of  Nevada, Inc.
                  2275 East 55th Street - 2nd Floor, Cleveland, Ohio 44103

         FIRM     Agincourt, Inc.
                  577 Pinto Street, North Babylon, New York 11702

d. This AGREEMENT replaces any previous AGREEMENT and the discussions relating to the subject matters hereof and constitutes the entire AGREEMENT between CLIENT and FIRM with respect to the subject matters of this AGREEMENT. This AGREEMENT may not be modified in any respect by any verbal statement, representation, or writing made by any employee, officer, or representative of CLIENT or FIRM unless such writing is in proper form and executed by an officer of each party.

     IN WITNESS WHEREOF, the parties have executed this AGREEMENT effective the date first stated above. This AGREEMENT is bound under the Laws of the State of New York and shall be construed and enforced in accordance with those laws. Any remedies on breach of the AGREEMENT will be determined exclusively through binding arbitration provided by the New York State court system.


         By:  /s/ JERRY RUKIN                                          8-7-02
         Jerry Rukin - President, Agincourt, Inc.                      Date


         By: /s/ M.J. SHAHEED                                          8-7-02
         Muhamed Shaheed - President, Augrid                           Date